Exhibit 10.22

January 30, 2025

Joseph Marigliano

[*****]

Dear Joseph:

On behalf of Viskase Companies, Inc. (“Viskase” or the “Company”), I am pleased to present you with the following job offer:

Title:	Vice President, Business Management

Primary Focus:	You will perform such services as requested by the Company’s President & CEO. Unless otherwise directed, your primary focus will be to drive global pricing and product strategy, manage and grow margins, and develop a successor.

Reporting to:	Tim Feast, President and CEO

Location:	This will be a hybrid assignment based in your home office in Crown Point, IN, with periodic visits to Viskase corporate offices in Lombard.

Start Date:	February 24, 2025

Compensation:	Your compensation per semi-monthly pay period will be $ 14,041,67 (annualized at $337,000), payable on the 15[t]h and the last business day of each month. All of your compensation is subject to deductions as required by the law.

Bonus Plan:	You will be eligible to participate in the Management Incentive Plan (or its successor plan) for the fiscal year ending December 31, 2025. Your target annual discretionary bonus under this Plan will be 50% of your earned base salary for the Plan year. Bonuses are prorated for the actual time worked in the position. To be eligible for a bonus payment, you must be an active employee on the date the bonus is paid. The bonus compensation will be subject to all terms and conditions of the Management Incentive Plan (or its successor plan) document, which is subject to change at any time.

Interim Position	This will be a temporary/interim position. We anticipate that it will be of two (2) to three (3) years in duration. Your employment may be terminated at any time by you or the Company, with or without cause, for any reason or no reason, on thirty (30) days’ written notice. In addition, the Company reserves the right to terminate your employment for cause without prior notice.

Paid Time Off:	Viskase has a Paid Time Off Policy to cover your vacation, sick, and personal needs. You begin to accrue your PTO from Date of Hire but cannot use PTO during your first 90 days of employment unless otherwise approved. Your annual 28 days of earned PTO will be subject to the terms of the Viskase PTO policy. Viskase reserves the right to add, change, or modify the policy at any time.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Joseph Marigliano

January 30, 2025

Benefits:	You will be eligible to participate in Viskase benefit plans including health; dental; vision; life; dependent life; health savings account (HSA) and Flexible Spending Account (FSA); contributory 401(k) with Company match and no vesting requirement, and short-term and long-term disability insurance. All benefit plans except STD and LTD are effective the first of the month following employment. STD and LTD are effective after 90 days of employment. You will not be eligible to participate in the Company’s Severance Pay Plan and will not be entitled to severance benefits of any kind upon the termination of your employment. Viskase Companies Inc. reserves the right to add, change, or terminate benefits at any time, including but not limited to, those set forth above.

This offer, and your employment, are conditioned upon successful completion of a drug screen and background and reference check.

Further, this offer, and your initial and continued employment, are conditioned upon your agreement, as attested by your signature on a Viskase Noncompetition and Nonsolicitation Agreement, that you will not either directly or indirectly during your employment by the Company and for twelve (12) months after your employment with the Company ceases engage in competition with the Company or its affiliates. In addition to other covenants which will be contained in the Viskase Noncompetition and Nonsolicitation Agreement and the Memorandum of Employee Agreement - Confidentiality/Work Product/Non-Disparagement, and other Company employment documentation, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, officers, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, members, directors, officers, managers, or employees, and their family members. The details of the Viskase Noncompetition and Nonsolicitation Agreement and the Memorandum of Employee Agreement - Confidentiality/Work Product/Non-Disparagement, and other Company employment documentation will be presented to you and signed by you prior to your employment. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the disclosure provisions of this letter and other Company employment documentation shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Joseph Marigliano

January 30, 2025

This offer, and your employment, are also conditioned upon your covenant and representation that (i) you are not a party to any contract, commitment, restrictive covenant or agreement, nor are you subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict you from accepting this position and performing your duties, (ii) you have not shared with the Company or any of its affiliates, or any of its or their directors, officers, employees or agents, and will not share or use, any confidential or proprietary information of any prior employer or contractor or any third party from whom you may have received confidential or proprietary information, (iii) you are not subject to any agreement or obligation that would limit your ability to act on behalf of the Company or any of its subsidiaries, (iv) your acceptance of this offer and your performance of your duties in respect thereof will not violate or conflict with any agreement or obligation to which you are subject, and (v) you have delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which you are subject.

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will.” Your employment will be subject to other policies, terms and conditions that may be established or modified by the Company from time to time.

On your first day of work, we require that you bring proof of your legal right to work in the United States for I-9 purposes.

We look forward to you joining our Viskase team. Please do not hesitate to contact me at [*****] or Armando Herrera at [*****] if you have any questions.

This offer expires on Monday, February 3, 2025, at 4:00 PM Central Time.

Sincerely,

/s/ Tim Feast

Tim Feast

President and CEO

Cc:	Armando Herrera, Vice President, Human Resources
Employee File

ACCEPTED:

JOSEPH MARIGLIANO	Date

/s/ JOSEPH MARIGLIANO	01/31/2025

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176